Exhibit 21.1

Subsidiaries of US Airways Group, Inc.

Airways Assurance Limited LLC

Incorporated under the laws of Bermuda

Material Services Company, Inc.

Incorporated under the laws of the State of Delaware

Piedmont Airlines, Inc. (operates under the trade name “US Airways Express”)

Incorporated under the laws of the State of Maryland

PSA Airlines, Inc. (operates under the trade name “US Airways Express”)

Incorporated under the laws of the State of Pennsylvania

US Airways, Inc.

Incorporated under the laws of the State of Delaware